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                                                                    EXHIBIT 3.6

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED  09:01 AM  05/16/1995
950082507 - 2264857

                               VERIDIEN LETTERHEAD


                           CERTIFICATE OF DESIGNATION
                                       OF
                              VERIDIEN CORPORATION

         We, the undersigned, John W. Priest and William H. Hicks, being respectively the Chief Executive Officer and the Secretary of Veridien Corporation, hereby certify, in accordance with Section 151(g), Delaware General Corporation Law, that the following is a true and correct copy of a resolution adopted by the Board of Directors of Veridien Corporation, by written consent pursuant to Section 141(f) of said law, effective on April 3, 1995, and that such resolution is now in full force and effect:

         RESOLVED, that pursuant to the authority expressly vested in this Board of Directors by Article Fourth Section 2A of the Restated Certificate of Incorporation, as amended, of the Corporation, the Board of Directors hereby establishes the following powers, designations, preferences, rights, qualifications, limitations and restrictions for 100,000 shares of authorized but unissued preferred stock:

The title of such preferred stock shall be 10% Cumulative Convertible Redeemable Preferred Stock, each share of which shall have a $10 par and stated value per share, have a preference in liquidation of the Corporation of $10 per share plus accrued and unpaid dividends prior to any distribution to the holders of the Common Stock, be entitled to receive an annual dividend of 10% ($1 per year) beginning with the second year after issuance before any dividend is paid to the holders of the Common Stock, any dividend not declared and paid shall be accumulated and must be paid before any dividend or distribution is made on the common Stock, be convertible at any time after the date of issuance and prior to call for redemption into twenty shares of Common Stock of the Corporation, and be redeemable, beginning two years after issuance, at the election of the Corporation, at par plus accrued and unpaid dividends in par amounts not to exceed $250,000 semiannually. Holders of such Preferred Stock do not have any right to vote on any matters presented for a vote of stockholders of the Corporation. Holders of the 10% Cumulative Convertible Redeemable Preferred Stock and of the Common stock into which such Preferred Stock is converted shall have a one-time right, exercisable by the holders of a majority of such Preferred Stock or Common Stock or combination thereof, as the case may be, to require the Corporation to include, at its cost, their stock in a registration statement pursuant to the Securities Act of 1933, as amended, for sale to the public and a right to have their stock included in any registration statement filed by the Corporation for the sale of other securities to the public.

         IN WITNESS WHEREOF, the foregoing officers have signed this Certificate of Designation this 3rd day of April, 1995.


[CORPORATE SEAL]
                                             ----------------------------------
                                             John W. Priest, Chairman
                                                     & Chief Executive Officer



                                             ----------------------------------
                                             William H. Hicks, Secretary